UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2013

THE GREENBRIER COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Commission File No. 1-13146

Oregon	93-0816972
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Centerpointe Drive, Suite 200, Lake Oswego, OR	97035
(Address of principal executive offices)	(Zip Code)

(503) 684-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Adoption of Umbrella Performance-Based Plan For Executive Officers

On April 2, 2013 the Compensation Committee of the Board of Directors of The Greenbrier Companies, Inc. (the “Company”) approved the adoption of The Greenbrier Companies, Inc. Umbrella Performance-Based Plan for Executive Officers (the “Umbrella Plan”). The purpose of the Umbrella Plan is to enable the Company to grant performance-based incentive awards to executive officers that qualify as “performance-based compensation” under Internal Revenue Code §162(m) and applicable regulations (“§162(m)”), including both short-term cash incentive awards made under the Company’s annual bonus program for executive officers, and long-term equity-based incentive awards made under the Company’s 2010 Amended and Restated Stock Incentive Plan. The Umbrella Plan sets forth the business criteria that the Compensation Committee may use for performance-based awards, and other provisions intended to enable performance-based awards to qualify as such under §162(m). The Company intends to submit the Umbrella Plan to shareholders for approval at the next annual meeting of shareholders, as required in order for performance-based incentive awards to qualify as “performance-based compensation” under §162(m). Awards that qualify as “performance-based compensation” are not subject to the $1 million federal income tax deduction limit that otherwise applies under §162(m) to compensation paid to the Company’s chief executive officer and three other most highly compensated executive officers (other than its chief financial officer).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GREENBRIER COMPANIES, INC.

Date: April 8, 2013	By:	/s/ Martin R. Baker
Martin R. Baker
Senior Vice President, General Counsel and Chief Compliance Officer

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